Exhibit (c)(13)

INVESTMENT BANKING I DIVISION ‘WLINCOLN INTERNATIO NAL Board Discussion Materials Prepared for Project Padlock ·——————-1 I Preliminary Highly Confidential Draft 1 Strictly Private and Confidential : Subject to Material Change and : April 7, 2022 1 Revisions I &....——————-

Disclaimer INVESTMENT BANKING I DIVISION ‘WLINCOLN INTERNATIO NAL These materials have been prepared and are provided by Goldman Sachs on a confidential basis solely for the information and assistance of the Board of Directors (the “Board”) and senior management of Covetrus (the “Company”) in connection with their consideration of the matters referred to herein. These materials and Goldman Sachs’ presentation relating to these materials (the “Confidential Information”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs. 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Update on Process Developments Since I INVESTMENT BANKING Board Meeting on March 17, 2022 DIVISION ‘WLINCOLN INTERNATIO NAL • Since the board meeting on March 17, 2022, Goldman Sachs (“GS”) and Lincoln have continued to drive engagement on Project ·— Padlock with—After receipt of their initial offer on Thursday (3/17), GS/Lincoln provided feedback on Friday (3/18) which led to a revised offer Sunday (3/20) of $1.85 -2.05 billion for GTS, excluding SmartPak and including International—Shared GTS corporate cost allocation detail on Monday (3/21) and had clarifying call with management on Wednesday (3/23) — advisors have regularly followed up on next steps; we have guided them to feedback this week following further structural clarity • CD&R:—On 4/4, CD&R indicated that they could move forward with a WholeCo transaction in the range of $21-22 per share. They further indicated requiring 30 days to get to an announcement and a partner for the equity portion of the potential transaction. ·~—Initial conversation on patterning with CD&R on Monday (4/4); shared further detail on standalone costs as well as SOTP ·-construct—On Monday (4/4 ), tested appetite to explore a transaction for Distribution only while a strategic partner would acquire GTS for a fixed price and received positive feedback—They are ready to engage on exploring a transaction where they acquire the company and sell GTS to a strategic and hold distribution • Other Parties:—Tested interest with additional parties in a Distribution-only transaction, but gained no further traction

Key Discussion Topics INVESTMENT BANKING I DIVISION ‘WLINCOLN INTERNATIO NAL 0 Update on Broader Environment 0 Standalone Valuation 8 Leveraged Buyout Perspectives G Suggested Next Steps

0 Market Dynamics Continue to be Volatile INVESTMENT BANKING I DIVISION ‘WLINCOLN INTERNATIO NAL Equity Performance US New Issue Volume ($ in billions) • Institutional • Pro Rata $797 5.0%—NASDAQ Return—S&P 500 Return 40.0 I—DJIA Return VIX (R-Axis) I I I (1.3)% I I (4.6)% (4.9)% I (7.5)% 27.5 I (9.1)% I 1$228 (13.8)% 20.6 I’”’’’ I (20.0)% 15.0 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2021 2022 31-Dec 31-Jan 28-Feb 31-Mar YTD YTD High Yield Spreads Increasing Leveraged Loan Market 10.00% L+550bps—LL 100 Index 4-yr Spread—LL Index 4-yr Spread 9.20% L+500bps 8.00% L 435 bps + 6.31 % L +450bps 6.00% 5.54% 5.05 % L+400bps 4.00% L + 402 bps 2.00% L +300bps Apr-21 Jun-21 Sep-21 Dec-21 Mar-22 fSu(Healthcare Index—s Index—BB Index—ccc Index Source: Bloomberg. Data as of 31-Mar-2022

0 Covetrus Trading Snapshot INVESTMENT BANKING I DIVISION ($ in millions, except share data) ‘WLINCOLN INTERNATIO NAL YTD Stock Price Performance Public Market Trading Overview Current Share Price $ 16.88 $21.00 2,500.00 YTDAvg: $ 17.44 Full:i Diluted Shares Outstandin9 142.2 2,000.00 Equity Value $ 2,400 0 (+)Debt 1046 (/) $19.00 < 2. 0 1,500.00 i: (+)Minority Interest 23 Ql 3 CJ ·;: ID a..—HCash 183 1,000.00 g Clc: ·u; $17.00 0 Enterprise Value $ 3,286 $16.88—0 0 500.00 1 Financial Performance<> 2022E 2023E 2024E Revenue $15.00 +-.__..._.._....__......,....__ .......,..lll....llol.oi...W~oL. 0.00 $4,879 $5,161 $ 5,446 Jan-2022 Feb-2022 Mar-2022 Apr-2022 %Growth 6.6% 5.8% 5.5% NTM EV I EBITDA EBITDA $275 $ 310 $329 15.0x YTDAverage: 11.7x %Growth 12.5% 12.9% 6.0% 300 Average: 11.4x %Margin 5.6% 6.0% 6.0% 14.0x EPS $ 1.08 $ 1.25 $ 1.33 ~ 0 %Growth 12.5% 15.7% 6.4% m1- 13.0x—w > Tradins Metrics 2022E 2023E 2024E ~ 12.0x 1- EV I Revenue 0.7 X 0.6 X 0.6 X z 11.5x • IEV/EBITDA——————————————————————- 12.0x 10.6x 10.0XI• 11.0x ~——————————————————————- P/ E 15.6 X 13.5 X 12.7 X 10.0x +————.————-.———.—- Jan-2022 Feb-2022 Mar-2022 Apr-2022 Source: Capita/IQ, IBES as of 04-Apr-2022. (1) Represents consensus street estimates.

0 Analysis of Standalone Business at I INVESTMENT BANKING Various Prices DIVISION ‘WLINCOLN ($ in millions, except per share data) INTERNATIO NAL Current lllutrative Transaction Price $ 16.88 $ 22.00 $ 23.00 $24.00 $25.00 $ 26.00 lmj2lied Premium Anal~sis Metric Premium to Current Share Price $ 16.88 0.0% 30.3% 36.3% 42.2% 48.1% 54.0 % Premium to 30-Day VWAP $ 17.01 (0.8)% 29.3% 35.2% 41.1% 47.0% 52.9 % Premium to 90-Day VWAP $ 18.23 (7.4)% 20.7% 26.1% 31.6% 37.1% 42.6 % Premium to 180-Day VWAP $ 21.04 (19.8)% 4.6% 9.3% 14.1% 18.8% 23.6 % Premium to 360-Day VWAP $ 24.38 (30.8)% (9.8)% (5.7)% (1.6)% 2.5% 6.7 % Transaction Value Build / lmj2lied Multij2les FDSO 142.2 142.4 142.5 142.5 142.5 142.5 Implied Equity Value $2,400 $ 3,133 $3,276 $3,420 $3,563 $ 3,706 Current Net Debt 886 886 886 886 886 886 Implied Transaction Value $3,286 $ 4,019 $ 4,162 $ 4,306 $ 4,449 $ 4,592 Street Estimates: PFAdj. EBITDA (Take-Private 380 8.7x 10.6x 11.0x 11.3x 11.7x 12.1x Source. Management Projections and Market data as of 04-Apr-2022. 1 Take-private EBITDA represents -$30 million of annual cost savings.

0 Wall Street Ratings and Methodology INVESTMENT BANKING I DIVISION ‘WLINCOLN INTERNATIO NAL $38.00 Median: $23.00 Current Price: $16.88 $ 18.00 Barclays Raymond James Stifel Morgan Stanley Goldman Sachs Cleveland Date 24-Feb-22 25-Feb-22 24-Feb-22 25-Feb-22 25-Feb-22 25-Feb-22 Recommendation Buy Buy Hold Sell Hold SOTP (9.3x 2023E EV!EBITDA Methodology DCF (7.0% WACC, 2.0% PGR) DCF (9.3% WACC, 0.5% PGR) -14.0x 2023E EV!EBITDA tor supply chain, 1. 7x 2023E 16.0x PIE, 11.5x EV!EBITDA EV!Sa/es tor Rx Management) “Prescription “Importantly, we were “The supply chain, “CVET guided for an management likely “Covetrus sees a encouraged by +7- labor, and freight acceleration of revenue another -20% grower in significant opportunity “NA Supply Chain 8% organic topline pressures that impacted in 2022 to 7-8% growth 2022, combined with to convert its installed continued to lead the growth (vs. MSe +6%), 40 are a/so expected to (vs 5% in 2021) driven restructuring in Europe Commentary on base to a/l-in way by posting +9% further reinforcing our weigh on 1 H22 growth, by double digit North set to expand margins Growth customers, setting a organic revenue growth conviction of with CVET guiding for American growth and the roll-aut of all foundation for above (+22% stacked), ahead durable, healthy flat EBITDA growth yay (including 20%+ Rx inclusive operating average market of our 6%E.” underlying companion in 10 before improving management growth) system Covetrus Pulse growth.” animal demand into over the course of the and a recoveJY in all bode to kick off the 2022” year.” Europe” year.” Source.· Wall Street research, market data as of 04-Apr-2022

O CVET Financial Overview I INVESTMENT BANKING ($ in millions) 1 Management Projections DIVISION ‘WLINCOLN INTERNATIO NAL CAGR ‘20-‘25 ‘22-‘25 Revenue GTS Revenue 16.6% 15.5% $ 6,233 . GTS revenue driven by Distribution Revenue 5.6% 6.5% wellness and GPM with increased number of . practicesDistr. Revenue growth driven by broader industry and further penetration of key customers 2020A 2021A 2022E 2023E 2024E 2025E Rev% Growth 5.5% 7.5% 8.4% 8.4% 7.9% Segment-Level Adj. CAGR ‘20-‘25 Mgn $629 ‘20-‘25 ‘22-‘25 Exeansion $556 EBITDA GTS EBITDA 26.6% 23.0% 528 bps $476 . GTS margins driven by Distribution EBITDA 13.3% 14.0% 252 bps operating leverage and $ 337 growth in wellness . Distr. margins driven by favorable customer mix and growth in private brands 2020A 2021A 2022E 2023E 2024E 2025E GTS Margin 10.4% 12.9% 13.0% 14.4% 15.2% 15.7% Distr. Margin 6.0“A. 6.3% 6.9% 7.6% 8.1% 8.5% . GTS Segment Financials Corporate Expense + ($ 61) ($ 93) ($ 109) ($ 126) ($ 159) ($ 170) Contingency • Distribution Consolidated Adj. Segment Financials $226 $244 $ 285 $349 $397 $459 EBITDA %Margin 5.2% 5.3% 5.8% 6.6% 6.9% 7.4% Source.· Management Projections. Note.· Financials presented per management LRP model include International PIMS within Distribution and SmartPak within GTS. 8 1

0 Illustrative Present Value of Future Share Price INVESTMENT BANKING I Analysis DIVISION ‘WLINCOLN NTM EV I EBITDA Multiple Method 1 ($ in millions, except per share data) Source. Management Projections. Market data as of 04-Apr-2022. Valuation date of 31-Mar-2022.—17%131 Note. Analysis assumes NTM EV/EBITDA multiple applied to forward year EBITDA and utilizes projected net debt per management projections. 1 Future stock price discounted back to today utilizing an illustrative 12% cost of equity 2 Assumes performance against plan reduction applied to FY 2023- 2025 EBITDA 3 Reflects Who/eGo consolidated ‘21A—‘25E EBITDA CAGR.

0 Sensitivity Analysis—Future Share Price INVESTMENT BANKING I DIVISION ‘WLINCOLN IN TERNATIO NAL Impact to FYE 2023 Future Impact to FYE 2024 Future Scenarios Considered Share Price Share Price Base Case: 2025E Dist. Revenue: $4,850M 2025E Pre-Corp Dist. EBITDA: $412M Base Case: $22.83 Base Case: $24.82 ‘21A- ‘25E Pre-Corp Dist. EBITDA CAGR: -14% ‘21A- ‘25E WholeCo Consolidated EBITDA CAGR: -17% 25% Downside: ,..—2025E Dist. Revenue: $4, 740M (/) 2025E Pre-Corp Dist. EBITDA: $379M $21.27 1($1.56 $22.85 l$~.97 c ‘21A- ‘25E Pre-Corp Dist. EBITDA CAGR: -12% .... -..0 ‘21A- ‘25E WholeCo Consolidated EBITDA CAGR: -15% ~ c. E 50% Downside: ·— ~ (/) 2025E Dist. Revenue: $4,630M .c~ (/) ·~ 2025E Pre-Corp Dist. EBITDA: $347M $19.75 I ($3.08) $20.95 I ($3.88) <( t) c ‘21A- ‘25E Pre-Corp Dist. EBITDA CAGR: -10% L-— L-— ·- 0 ‘21A- ‘25E WholeCo Consolidated EBITDA CAGR: -13% 0:+: ‘- ns c.(1) 75% Downside: .. ——- 0 2025E Dist. Revenue: $4,520M $19.10 1 2025E Pre-Corp Dist. EBITDA: $316M $18.27 ~ (~·~)—- ($5.72) ‘21A- ‘25E Pre-Corp Dist. EBITDA CAGR: -7% L..——-‘21A- ‘25E WholeCo Consolidated EBITDA CAGR: -11% ———— Full Downside: 2025E Dist. Revenue: $4,410M 1 ~———-2025E Pre-Corp Dist. EBITDA: $286M $16.83 I ($5.99) $17.33 ($7.50) ‘21A- ‘25E Pre-Corp Dist. EBITDA CAGR: -5% ‘21A- ‘25E WholeCo Consolidated EBITDA CAGR: -8% Downside cases assume annual revenue reduction of up to $100M, and pre-corp Dist. EBITDA margin growth reduction of up to 50 bps Source.· Management Projections. 10 I Note. Base case assumes 12.0x NTM EBITDA and net debt of $680mm in YE 2023 and $536mm in YE 2024. Future stock price discounted back to today utilizing an illustrative 12% cost of equity.

Goldman Sachs
LINCOLN INTERNATIONAL
INVESTMENT BANKING DIVISION

2 Illustrative Discounted Cash Flow Analysis

($ in millions, except per share data)

Illustrative Unlevered Free Cash Flow

	Management Forecast				Extrapolation			
	2022E	2023E	2024E	2025E	2026E	2027E	2028E	Terminal
Total Sales	$ 4,916	$ 5,330	$ 5,775	$ 6,233	$ 6,600	$ 6,918	$ 7,208	$ 7,208
Rev % Growth	7.5 %	8.4 %	8.4 %	7.9 %	5.9 %	4.8 %	4.2 %	
Total Adj. EBITDA	$ 285	$ 349	$ 397	$ 459	$ 500	$ 537	$ 570	$ 570
% Margin	5.8 %	6.6 %	6.9 %	7.4 %	7.6 %	7.8 %	7.9 %	7.9 %
D&A	$(177)	$(192)	$(209)	$(227)	$(250)	$(262)	$(273)	$(112)
% of Sales	(3.6)%	(3.6)%	(3.6)%	(3.6)%	(3.8)%	(3.8)%	(3.8)%	
EBIT	$ 108	$ 157	$ 188	$ 233	$ 250	$ 274	$ 297	$ 458
% Margin	2.2 %	2.9 %	3.3 %	3.7 %	3.8 %	4.0 %	4.1 %	6.4 %
(-) Tax	$(27)	$(39)	$(47)	$(58)	$(62)	$(69)	$(74)	$(114)
Tax Rate	25.0 %	25.0 %	25.0 %	25.0 %	25.0 %	25.0 %	25.0 %	25.0 %
NOPAT	$ 81	$ 118	$ 141	$ 175	$ 187	$ 206	$ 223	$ 343
(+) D&A	$ 177	$ 192	$ 209	$ 227	$ 250	$ 262	$ 273	112
(-) Δ in NWC	(46)	(49)	(56)	(57)	(58)	(42)	(38)	(19)
(-) Capex	(75)	(86)	(97)	(97)	(102)	(107)	(112)	(112)
Unlevered Free Cash Flow	$ 137	$ 175	$ 197	$ 247	$ 278	$ 319	$ 345	$ 324

Implied Equity Value

		PGR		
		2.0 %	2.5 %	3.0 %
Discount Rate	9.00 %	$ 3,021	$ 3,243	$ 3,502
	10.00 %	$ 2,508	$ 2,668	$ 2,850
	11.00 %	$ 2,109	$ 2,228	$ 2,363

Implied Share Price

		PGR		
		2.0 %	2.5 %	3.0 %
Discount Rate	9.00 %	$ 21.22	$ 22.77	$ 24.57
	10.00 %	$ 17.63	$ 18.75	$ 20.02
	11.00 %	$ 14.84	$ 15.68	$ 16.62

Implied Terminal EV / EBITDA

		PGR		
		2.0 %	2.5 %	3.0 %
Discount Rate	9.00 %	8.3 x	9.0 x	9.8 x
	10.00 %	7.2 x	7.8 x	8.4 x
	11.00 %	6.4 x	6.9 x	7.3 x

Source: Management Projections.
Note: Analysis valuation date of 31-Dec-2021.

11

Goldman Sachs

LINCOLN INTERNATIONAL

2 Illustrative SOTP Analysis

($ in billions, except per share data)

INVESTMENT BANKING DIVISION

Illustrative SOTP Analysis

CVET

Current 2022E EV / EBITDA[1]: 12.0 x

SOTP Implied Premium: 10.2% - 40.4%
NPV-Adj. Implied Premium: (8.1%) - 17.6%


$ 1.9
$ 1.7
$ 2.3
$ 1.7
$ 0.3
($ 0.2)
($0.3)
$ 4.2
$ 3.5
$ 0.9
$ 3.4
$ 2.6
$ 2.4
Distribution
GTS
SmartPak
Tax Breakage Costs
SOTP Implied EV
Net Debt
SOTP Implied Equity Value
Current Equity Value

	Distribution	GTS	SmartPak	Tax Breakage Costs	SOTP Implied EV	Net Debt	SOTP Implied Equity Value	Current Equity Value
2022E EBITDA[2]	$ 212	$ 95	$ 22	--	$ 329	--	--	--
2022E EBITDA Multiple Range	8.0x – 9.0x	18.0x - 24.0x	13.8x	--	9.8x - 12.1x	--	--	--
Implied Value Range	$1.7 – 1.9B	$1.7 – 2.3B	$0.3B	($0.2)B - ($0.3)B	$3.5 – 4.2B	($0.9)B	$2.6 – 3.4B	$2.4B
Value / Share	$11.95 - $13.41	$12.07 - $16.06	$2.11	($1.46) - ($1.83)	$24.67 - $29.75	($6.23)	$18.43 - $23.53	$16.88
NPV - Value / Share	$10.08 - $11.31	$10.18 - $13.55	$1.78	($1.23) - ($1.54)	$20.81 - $25.10	($5.25)	$15.55 - $19.85	$16.88

Note: NPV calculated based on 18-month term at 12% discount rate

~$65mm of PF Corporate Costs (vs. WholeCo 2022E management est. of ~$109 million inc. contingency)

Source: Management Projections, Company filings, CapIQ, market data as of 04-Apr-2022.
Note: Distribution and GTS level enterprise values derived by applying the stated 2022E multiples to the 2022E metric for each segment. [1] Represents street estimates for 2022E EBITDA. [2] Standalone segment-level EBITDA burdened by incremental Corporate costs of ~$58 million (~$37 million distribution corporate costs + ~$7 million D&O insurance + ~$15 million adding back 50% of the WholeCo take-private savings) and ~$7 million allocated to Distribution and GTS, respectively.

12

G Illustrative LBO Overview—WholeCo I INVESTMENT BANKING ($ in millions, except per share data) DIVISION ‘WLINCOLN INTERNATIO NAL Key Assumptions Sources and Uses • Assumes transaction close at 313112022 Sources of Funds Amount x’21 E EBITDA New Revolver $0 O.Ox New 1L Term Loan $ 1,499 5.5 X • Management P&L and Operating I Investing Cash Flow forecast New 2L Term Loan $ 409 1.5 X through projection period Total Debt $ 1,908 7.0x Sponsor Equity<1 > $2 260 8.3 X Total Sources $ 4,168 15.3x • PF corporate cost savings of -$30 million through hold period Uses of Funds Amount x’21 E EBITDA Equity Purchase Price $3,133 11.5x Refinance Net Debt $ 863 3.2x • -$1.9 billion of Debt (7.00x 2021 PF Adj. EBITDA of $273M million) Transaction Fees and OlD $ 122 0.4x Min Cash $50 0.2x Total Uses $ 4,168 15.3x • -$2.3 billion of equity required for entry (@ $22 I Share Entry) Deleveraging Profile • Exit at YE 2026E with an NTM EBITDA of $566 million 7.0 X 5.9 X 4.7 X 4.0 X 3.1 X 2.5 X At Close 2022E 2023E 2024E 2025E 2026E Source.· Management Projections. (1) If CD&R rolls entire -24% stake, new sponsor equity check decreases to -$1,500M

Goldman Sachs
LINCOLN INTERNATIONAL
INVESTMENT BANKING DIVISION

3 Illustrative LBO Returns Summary – WholeCo

($ in millions, except per share data)

Entry Summary

Entry Summary	
Transaction Price Per Share	$ 22.00
Current Share Price	$ 16.88
Implied Premium to Current	**30.3%**
FDSO	142.4
Transaction Equity Value	$ 3,133
(+) Current Net Debt	$ 863
Transaction Enterprise Value	**$3,996**
LTM PF Adj. EBITDA (2021)[1]	$ 273
Implied LTM Entry Multiple	**14.7x**
NTM PF Adj. EBITDA (2022)[1]	$ 315
Implied NTM Entry Multiple	**12.7x**

Exit Summary[2]

Exit Summary (YE 2026)	
NTM PF Adj. EBITDA at Exit	$ 566
Illustrative Exit Multiple (NTM)	12.0x
Illustrative Enterprise Value @ Exit	**$ 6,798**
(-) Net Debt @ Exit	(1,269)
Equity Value @ Exit	**$ 5,528**
Initial Equity Investment	$ 2,260
MOIC	2.4 x
Illustrative Sponsor IRR	**20.7%**

Sensitivities

Implied Entry Share Price[3]

NTM Exit EBITDA Multiple	Implied IRR / MOIC: 18.0% / 2.2x	20.0% / 2.4x	22.0% / 2.6x
11.0 x	$21.99	$20.78	$19.67
12.0 x	$23.80	$22.45	$21.21
13.0 x	$25.62	$24.12	$22.76

Implied Entry Share Price[4]

NTM Exit EBITDA	Implied IRR / MOIC: 18.0% / 2.2x	20.0% / 2.4x	22.0% / 2.6x
$ 555	$23.11	$21.77	$20.56
$ 566	$23.80	$22.45	$21.21
$ 575	$24.40	$23.04	$21.80

Source: Management Projections. (1) Assumes $30M of pro forma corporate cost savings applied to management projections. (2) Excludes potential management promote from analysis. (3) Assumes management case is achieved throughout projection period. (4) Assumes 12.0x NTM Exit EBITDA Multiple.

14

Goldman Sachs
3
LINCOLN INTERNATIONAL
INVESTMENT BANKING DIVISION

Illustrative LBO Overview – Sale of GTS

($ in millions, except per share data)

Key Assumptions

- Sponsor sells SmartPak, spins Distribution to its shareholders and sell the remainder of Covetrus to a Strategic (GTS at that point)
  - Sale of SmartPak at $300 million, less tax leakage based on $66M basis and 25% tax rate
  - Taxes triggered on the spin of Distribution
- Distribution tax basis of $1,200 million and 25% tax rate (includes $24 million reduction of tax burden due to available tax attributes)
- Total cash flow at Distribution through hold period of $608 million when including the tax benefit from the step up in value and associated amortization ($447 million without including this benefit)
- ~$35 million of PF corporate costs allocated to RemainCo P&L
- ~$1.2 billion of Debt (6.00x LTM PF Adj. EBITDA of $198 million)
- ~$810 million of sponsor equity required
- YE 2025E exit on RemainCo NTM EBITDA of $391 million

Sources and Uses

Sources of Funds		x'21E EBITDA	
	Amount	WholeCo	Distr.
New Revolver	$ 0	0.0x	0.0x
New 1L Term Loan	$ 941	3.2x	4.8x
New 2L Term Loan	$ 248	0.8x	1.3x
Total Debt	**$ 1,189**	**4.0x**	**6.0x**
Sponsor Equity	$ 806	2.7x	4.1x
Third Party Purchase of GTS / SmartPak[1]	$ 2,697	9.1x	13.6x
Excess Cash on the Balance Sheet	$ 50	0.2x	0.3x
Total Sources	**$ 4,742**	**16.0x**	**23.9x**

Uses of Funds		x'21E EBITDA	
	Amount	WholeCo	Distr.
Equity Purchase Price	$ 3,706	12.5x	18.7x
Refinance Net Debt	$ 863	2.9x	4.4x
Minority Interest Purchase	$ 23	0.1x	0.1x
Transaction Fees and OID	$ 100	0.3x	0.5x
Min Cash	$ 50	0.2x	0.3x
Total Uses	**$ 4,742**	**16.0x**	**23.9x**

Deleveraging Profile


6.0 x
4.6 x
3.4 x
2.4 x
1.6 x
At Close
2022E
2023E
2024E
2025E

Source: Management Projections.
(1) Net of tax impact.

15

8 mustrative LBO Returns Summary—Sale of GTS1NvEsTMENT BANKING I ($ in millions, except per share data) DIVISION ‘WLINCOLN INTERNATIO NAL Entry Summary Sensitivities Entry Summary Implied Sponsor IRR Transaction Price Per Share $ 26.00 Distribution Multiple at Entry I Exit Current Share Price $ 16.88 Implied Premium to Current 54.0% S.Ox 8.5x 9.0x FDSO 142.5 12.3% 42.5% 39.3% 36.8% Transaction Equity Value $ 3,706 ‘22E • ‘26E (+)Current Net Debt $ 863 Distribution 8.3% 34.1% 31.3% 29.1% (+)Current Minority Interest $ 23 EBITDA CAGR 4.3% 25.1% 22.7% 20.8% WholeCo Transaction Enterprise Value $4,592 NTM PF Adj. EBITDA (2022)1’l $352 Implied WholeCo NTM Entry Multiple 13.1x GTS (less SmartPak) Purchase Price for Strategic Implied Distribution Valuation $1,995 Distribution Multiple at Entry 1 Exit Distribution NTM PF Adj. EBITDA (2022)1’l $235 8.0x 8.5x 9.0x Implied Distribution NTM Entry Multiple 8.5x Distribution ($25.0) $2,657 $2,565 $2,473 Implied GTS + SmartPak Valuation • Net of Taxes $2,697 $ 117 Corporate Cost ($35.0) $ 2,718 $2,630 $2,542 GTS + SmartPak NTM PF Adj. EBITDA (2022)(1) Assumption Implied Distribution NTM Entry Multiple 23.0x ($45.0) $2,779 $2,695 $ 2,611 Exit Summary(2) Implied WholeCo CVET Entry Share Price Distribution Multiple at Entry I Exit Exit summary S.Ox 8.5x 9.0x NTM Distribution PF Adj. EBITDA at Exit (2025 YE) $ 391 $ 21.69 $22.51 $23.34 $2,200 Illustrative Exit Multiple (NTM) 8.5x Net Proceeds Illustrative Enterprise Value @ Exit $ 3,322 for GTS I $2,500 $23.80 $24.62 $ 25.44 (·) Net Debt@ Exit (531) SmartPak Equity Value @ Exit $2,800 $25.90 $26.72 $27.55 $ 2,791 Initial Equity Investment $806 MOIC 3.5 X Illustrative Sponsor IRR 39.3% Source.· Management Projections. (1) Assumes $35M and $7M pro forma costs for Distribution and GTS businesses, respectively (2) Excludes potential management promote from analysis. 161 Note.· Most recent proposal from- valued GTS business (without SmartPak) at $1,850M to $2,050M, an implied 21—23x 2022 EBITDA multiple

G Framework for Next Steps INVESTMENT BANKING I DIVISION ‘WLINCOLN INTERNATIO NAL Process Objectives Process Framework • -4 weeks to reach a final proposal, including:—Valuation Financing commitment—Mark up of merger agreement • Maintain momentum, with potential • Immediately open next level of diligence announcement by May earnings call • Facilitate expert sessions and management calls • Offer in person if preferred • Allow outreach to select financing sources (with • Enable competitive tension by parallel management approval) processing WholeCo consortium and • Connect the two parties this week to enable appropriate CDAs between them • • Provide pricing guidance to ensure • Have introductory discussion with both parties, parties are focused at appropriate Padlock management and GS to discuss valuations preliminary structure and approach • Ask for mid-April check in on progress and value Valuation • Board to determine threshold for transaction • Potentially guide to “mid to high 20s” or “above a Guidance market standard premium” to the current price

INVESTMENT BANKING I DIVISION ‘WLINCOLN INTERNATIO NAL • Supplemental Materials

Comparison of Management Forecast to INVESTMENT BANKING I Wall Street Estimates DIVISION ‘WLINCOLN ($ in millions) INTERNATIO NAL $ Revenue Comparison % Revenue Growth Comparison Street expects 20251: Revenue to be -7% below Manaaement plan 2022E 2023E 2024E 2025E 2022E 2023E 2024E 2025E $ EBITDA Comparison % EBITDA Margin Comparison $459 $389 2022E 2023E 2024E 2025E 2022E 2023E 2024E 2025E • Street Estimates • Management Estimates Source.· Management Projections and Wall Street Broker Estimates.

INVESTMENT BANKING DIVISION

Operational Peer Benchmarking

Management Projections

2021E – 2023E Revenue Growth


18.5 %
5.7 %
7.9 %
4.5 %
8.7 %
7.5 %
9.8 %
CVET Distribu ion
CVET GTS
CVET Total
Distribution
Profitable HCIT
Companion Animal Health
Animal Health E-Commerce Solutions

2021E – 2023E EBITDA Growth[1]


18.3 %
25.3 %
19.8 %
5.4 %
11.5 %
8.2 %
23.2 %
CVET Distribu ion
CVET GTS
CVET Total
Distribution
Profitable HCIT
Companion Animal Health
Animal Health E-Commerce Solutions

2022 Gross Margin


16.5 %
33.9 %
19.7 %
8.0 %
37.5 %
58.5 %
27.6 %
CVET Distribu ion
CVET GTS
CVET Total
Distribution
Profitable HCIT
Companion Animal Health
Animal Health E-Commerce Solutions

2022 EBITDA Margin[1]


6.0 %
13.0 %
5.8 %
3.3 %
27.7 %
23.3 %
5.7 %
CVET Distribu ion
CVET GTS
CVET Total
Distribution
Profitable HCIT
Companion Animal Health
Animal Health E-Commerce Solutions

Source: CVET based on management projections, peers based on IBES estimates as of 04-Apr-2022
Note: Distribution includes ABC, CAH, MCK, Owen & Minor, Henry Schein, Patterson. Animal Health E-Commerce Solutions includes PetMed Express and Chewy; Companions Animal Health includes Dechra Pharma, Elanco, Phibro, Vetoquinol, Virbac, Zoetis, Idexx, and Heska. Profitable HCIT includes Change Healthcare, Evolent, Cerner, Health Equity, R1, IQVIA, and Signify Health. [1]Covetrus business units EBITDA burdened by corporate cost and contingency based on revenue contribution.

20

Valuation Peer Benchmarking INVESTMENT BANKING I Street Consensus DIVISION ‘WLINCOLN INTERNATIO NAL EV I 2022E EBITDA 153.7 X 16.9 X 12.0 X 11.6 X CVET Distribution Profitable HCIT Companion Animal Health Animal Health E-Commerce Solutions 07 -Dec-2021 12.8x 8.8x 17.2x 16.5x 43.1x EV I 2023E EBITDA 62.0 X 15.2 X 10.6 X 11.2 X CVET Distribution Profitable HCIT Companion Animal Health Animal Health E-Commerce Solutions 07 -Dec-2021 11.3x 8.2x 13.8x 14.7x 28.9x Source: CVET and peers based on IBES estimates as of 04-Apr-2022 Note: Distribution includes ABC, CAH, MCK, Owen & Minor, Henry Schein, Patterson. Animal Health E-Commerce Solutions includes PetMed Express and Chewy; Companions Animal Health includes Dechra Pharma, Elanco, Phibro, Vetoquinol, Virbac, Zoetis, ldexx, and Heska. Profitable HCIT includes Change Healthcare, Evolent, Gerner, Health Equity, R1, IQVIA, and Signify Health.

Covetrus Multiple Has Recently Contracted INVESTMENT BANKING I DIVISION Since All-Time High Levels Achieved in Early ‘21 ‘WLINCOLN IN TERNATIO NAL NTM EV I EBITDA 40x 07-Dec-2021 ll Since Ave rase 2Y 1Y 1M 07-Dec-2021 High Low Covetrus 16.1 X 14.5 X 11.5 X (1.2)x 24.4 X 8.4 X Distribution’ 8.8 8.9 9.9 1.5 10.4 6.7 ~10.3x Current Animal Health Companion Animal Health3 20.6 22.0 19.0 (3.9) 24.5 11.6 E-Commerce Solutions Prof“rtable HCIT 15A 17.5 16.8 0.9 19.5 9.2 Multiple2 01 30x S&P 500 15.4 15.5 14.3 (1.0) 16.7 10.2 Q. E ::J :E ~ 0 1- m w -g 20x .r::- 19.0 X .21 ~ 17.8x Ql E ~ 14.5 X :E 1- 11.5 X z 10x 10.2 X Ox Feb-2019 Oct-2019 May-2020 Jan-2021 Aug-2021 Apr-2022—covetrus—Distribution’—companion Animal Health3—Profitable HCIT4—High Growth HCIT—s&P 500 Source: Bloomberg, CIQ and IBES, as of 04-Apr-2022. ‘Distribution includes ABC, CAH, MCK, Owen & Minor, Henry Schein, Patterson. ‘E-Commerce Solutions includes Chewy and PetMed Express. •companions Animal Health includes Dechra Pharma, Elanco, Phibro, Vetoquinol, Virbac, Zoetis, ldexx, and Heska. •Profitable HCIT includes lnvova/on, Evolent, Gerner, Change Healthcare, Health Equity, R1, IQVIA, and Si ni Health. 221

Profitable HCIT Valuation Benchmarking INVESTMENT BANKING I Street Consensus ($ in millions) DIVISION ‘WLINCOLN INTERNATIO NAL EV I 2022E EBITDA 34.5 X 24.3 X X 23.2 Median: 16.9 x 16.9 X 1- 14.8 X—12.1 X—10.6 X evolento · Q..Cerner· CHL¥NGE covetrus R1, IQV IA ¥‘ signifyhealth HEALTH HEALTHCARE GTS 1 2 EV $2,971 $ 6,099 $ 13,738( ) $ 56,965 $ 3,203 $ 29,028( ) $ 12,106 YoY Rev Growth(3J 17.5% 8.7% 14.4%(1) 10.1% 20.0% 3.6% 5.8% 18.0% 22 Gross Margin 28.2% 26.0% 9.5% 46.8% 61.1% 33.9 % YoY EBITDA 1 40.8% 17.0% 19.4%( ) 11.4% 28.5% 6.7% 8.2% 30.7 % Growth(3l 22 EBITDA Margin 8.8% 33.0% 27.7%(1) 22.5% 22.5% 33.8% 32.2% 13.0% 7-Dec-21 EV / 2022E EBITDA Multiple 32.4 X 19.2 X 13.6 X 18.9 X 17.2 X 11.1 X 9.4 X Source.·JBES estimates as of 11-Mar-2022, management projections (1) Pro forma for C/oudmed acquisition. (2) Unaffected EVas of 1211612021. (3) Reflects CY 2022E—CY 2023E growth.

Goldman Sachs
LINCOLN INTERNATIONAL
INVESTMENT BANKING DIVISION

Valuation Peer Benchmarking

Street Consensus

EV / 2022E EBITDA


12.0 x
13.4 x
12.2 x
11.6 x
11.5 x
11.0 x
8.8 x
293.7 x
13.6 x
44.4 x
40.6 x
25.5 x
19.3 x
15.5 x
14.0 x
13.3 x
9.6 x
34.5 x
21.8 x
21.8 x
16.9 x
14.8 x
12.1 x
10.6 x
Covetrus
Owens & Minor, Inc.
Henry Schein, Inc.
AmerisourceBergen Corporation
McKesson Corporation
Patterson Companies, Inc.
Cardinal
Chewy
PetMed Express
Heska
IDEXX
Zoetis
Dechra
Elanco Animal Health
Virbac
Vetoquinol
Phibro Animal Health
Evolent
HealthEquity
R1 RCM
IQVIA
Signify Health, Inc.
Cerner
Change Healthcare

Source: CVET and peers based on IBES estimates as of 04-Apr-2022
Note: Distribution includes ABC, CAH, MCK, Owen & Minor, Henry Schein, Patterson. Animal Health E-Commerce Solutions includes PetMed Express; Companions Animal Health includes Dechra Pharma, Elanco, Phibro, Vetoquinol, Virbac, Zoetis, Idexx, and Heska. Profitable HCIT includes Change Healthcare, Evolent, Cerner, Health Equity, R1, IQVIA, and Signify Health.

24

Goldman Sachs
LINCOLN INTERNATIONAL

Valuation Peer Benchmarking

Street Consensus

INVESTMENT BANKING DIVISION

EV / 2023E EBITDA


110.8 x
35.8 x
31.1 x
23.1 x
24.5 x
18.3 x
18.3 x
17.7 x
15.2 x
13.2 x
13.6 x
12.6 x
12.5 x
12.0 x
11.7 x
11.4 x
11.0 x
10.3 x
10.6 x
8.2 x
8.8 x
11.5 x
11.3 x
9.8 x
Covetrus
Owens & Minor, Inc.
Henry Schein, Inc.
McKesson Corporation
AmerisourceBergen Corporation
Patterson Companies, Inc.
Cardinal
Chewy
PetMed Express
IDEXX
Heska
Zoetis
Dechra
Elanco Animal Health
Virbac
Vetoquinol
Phibro Animal Health
Evolent
HealthEquity
R1 RCM
IQVIA
Signify Health, Inc.
Cerner
Change Healthcare

Source: CVET and peers based on IBES estimates as of 04-Apr-2022
Note: Distribution includes ABC, CAH, MCK, Owen & Minor, Henry Schein, Patterson. Animal Health E-Commerce Solutions includes PetMed Express; Companions Animal Health includes Dechra Pharma, Elanco, Phibro, Vetoquinol, Virbac, Zoetis, Idexx, and Heska. Profitable HCIT includes Change Healthcare, Evolent, Cerner, Health Equity, R1, IQVIA, and Signify Health.

25

MWI’s Pre-Transaction Trading Levels and INVESTMENT BANKING I Historical Premium to Distributors DIVISION ‘WLINCOLN IN TERNATIO NAL NTM EV I EBITDA CVET Current NTM Ave rase 5Y 3Y 2Y 1Y 20x EV/EBITDA: MWI 12.8 X 14.1 X 14.8 X 14.6 X 11.5x Distributors· 7.8 8.3 9.2 9.8 Premium 5.0 5.8 5.6 4.8 ~ 16x 15.9 X ~ :::s ::E Distributors Current NTM ~ EV/EBITDA: iii 10.2 x ~s 12x .t: Cl 10.4 ~ X Q) E Implied i7 Sx ~ z CVET Premium to Distributors: 1.1 X 4x Ox +———————-~———————~———————~———————~——————~ Jan-2010 Jan-2011 Jan-2012 Jan-2013 Jan-2014 Jan-2015—MWI—Distributors• Source.· Bloomberg, IBES, as of 04-Apr-2022 1Distrubutors includes ABC, CAH, and MCK. Note. Above metrics as of undisturbed date of 12-Jan-2015

Recent Healthcare Leveraged Finance Activity INVESTMENT BANKING I DIVISION As of April 1, 2022 ‘WLINCOLN INTERNATIO NAL Market Highlights Loans Date Priced CCR Structure Size Maturity Spread Floor OlD ,, ....1 SOFR+CSA • Press Ganey priced a $400 million 1 L TL due 2026 312912022 82 I 8- 1L TL $205 2027 1.00% 96.50 Help”’ Home +500 at SOFR + CSA(75) + 375 @ 99.05 -..owens SOFR+CSA ~&Minor 312412022 8a3 I 88- 1L TL 600 2029 +375 0.50% 98.50 Proceeds will be used to fund a portion of the acquisition of Forsta ~FOREFRONT DERMA TOI.OGY 312312022 82 I 8 1L TL & DDTL 635 2029 SOFR+425 0.50% 98.00 Goldman Sachs was Joint Lead Arranger 2/2512022 83 I 8- 1L TL 135 2028 L+400 0.50% 98.50 ( n)thrive· • Pediatric Associates priced a $660 million 1 L TL and a $100 million DDTL due 2029 at L(50) + 325 2/2512022 83 I 8- 2L TL 40 2029 L+675 0.50% 98.00 @ 99.50 PointCiickCare· 2/2412022 82 I 8 1L TL 400 2027 SOFR+400 0.75% 98.50 Proceeds will be used to support a recapitalization and partial equity sale of the 0 2/2312022 82 I 8 1L TL 200 2028 L+425 0.50% 99.25 business e PR E SS GANEY’ SOFR+CSA 2/1712022 83 I 8- 1L TL 400 2026 0.75% 99.05 Goldman Sachs was Joint Lead Arranger +375 SOFR+CSA 2/15.2022 82 I 8 1L TL 595 2027 0.75% 90.00 • Athenahealth priced a $5,900 million 1 L TL and a +650 $1,000 million DDTL at SOFR(50) + 350@ 99.50 and $2,350 million senior unsecured notes due IICQY!S 2/1512022 82 I 8 1L TL 3501 2027 E+650 0.00% 90.00 2030 at 6.500% SOFR+CSA 2/1512022 82 I 8 2L TL 312 2029 +975 1.00% -Proceeds will be used to support the $17 billion buyout of the company by 8ain Capital and i PEDIATRIC 21812022 82 I 8 1L TL & DDTL 760 2029 L+325 0.50% 99.50 H&F ASSOCIATES’ ~I athena health 112712022 83 I 8- 1L TL & DDTL 6,900 2029 SOFR+350 0.50% 99.50 Goldman Sachs was Lead Left 8ookrunner on unsecured notes and Joint Lead Arranger on the term loan HIGH YIELD Date Priced Tranche Structure Size Maturity Coupon Yield Price @ • Bausch Health priced a $2,500 million 1 L TL at 312312022 8a3 I 8+ Sr. Secured $200 2030 6.750% 7.000% 98.52 embecta SOFR + CSA(50) + 525@ 99.00 and $1,000 million senior secured notes due 2027 at 6.125% -..owens ~&Minor 312312022 82 I 8 Sr. Unsecured $500 2030 6.625% 6.625% 100.00 Proceeds will be used to refinance the M:DNAX. 2/312022 8a3 I 8+ Sr. Unsecured 400 2030 5.375% 5.375% 100.00 company’s existing term loan 8 and notes National Medical Grouo ~II· Goldman Sachs was Joint Lead Arranger athena health 112712022 Caa2 I CCC Sr. Unsecured 2,350 2030 6.500% 6.500% 100.00